                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]
                                                         [ ]  Confidential, for Use of the Commission
         Check the appropriate box:                           only (as permitted by Rule 14a-6(e)(2))
         [ ]  Preliminary Proxy Statement
         [X]  Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [ ]  Soliciting Material Pursuant to Rule
         14a-11(c) or Rule 14a-12

                        THE CARBIDE/GRAPHITE GROUP, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (check the appropriate box):

         [X]  No fee required
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         (1) Title of each class of securities to which transaction applies:
                 Not Applicable
         (2)     Aggregate number of securities to which transaction applies:
                 Not Applicable
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                 Not Applicable
         (4)     Proposed maximum aggregate value of transaction:
                 Not Applicable
         (5)     Total fee paid:
                 Not Applicable
         [ ]     Fee paid previously with preliminary materials
                 Not Applicable
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         (1)     Amount Previously Paid:
                 Not Applicable
         (2)     Form, Schedule or Registration Statement No.:
                 Not Applicable
         (3)     Filing Party:
                 Not Applicable
         (4)     Date Filed:
                 Not Applicable

                             CARBIDE/GRAPHITE LOGO
                    ---------------------------------------
                         One Gateway Center, 19th Floor
                              Pittsburgh, PA 15222

                                 (412) 562-3700

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 3, 1998

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of The Carbide/Graphite Group, Inc., a Delaware corporation (the Company), will be held at the Pittsburgh Hilton and Towers, Gateway Center, Pittsburgh, PA 15222 on Thursday, December 3, 1998 at 10:00 A.M. EST (the Annual Meeting), for the following purposes:

     To elect three nominees to the Board of Directors to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

     To ratify the appointment of independent auditors for the fiscal year ending July 31, 1999.

     To approve the 1998 Stock-Based Incentive Compensation Plan.

     To transact such other business as may properly come before the Annual Meeting.

     Holders of record of the Company's $0.01 par value Common Stock (the Common Stock) at the close of business on October 26, 1998 will be entitled to vote at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, it is requested that you promptly fill in, sign and return the enclosed proxy card.

                                           By order of the Board of Directors

                                           ROGER MULVIHILL
                                           Secretary

Pittsburgh, Pennsylvania
October 28, 1998

                      ------------------------------------
                                PROXY STATEMENT
                      ------------------------------------

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the Board) of the Company for use at the Annual Meeting to be held on December 3, 1998 at the Pittsburgh Hilton and Towers, Gateway Center, Pittsburgh, PA 15222 and any adjournment(s) or postponement(s) thereof. The enclosed proxy is for the use of holders of record of Common Stock at the close of business on October 26, 1998. This proxy is a means by which stockholders may authorize the voting of their shares at the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the owner of record is present to vote or is represented by a proxy. Shares represented by proxies will be voted as specified by the stockholder. Except as otherwise indicated on the proxy, shares will be voted for the election of the nominees for director named herein, for the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending July 31, 1999 and for the approval of the 1998 Stock-Based Incentive Compensation Plan. Any person who has signed and returned a proxy may revoke it at any time before it is exercised by submitting a subsequently executed proxy, by giving notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting. As of October 26, 1998, the date of record, 8,362,342 shares of Common Stock were issued and outstanding, the holders of which are entitled to one vote for each share they hold. Accordingly, a quorum will require the presence, in person or by proxy, of the holders of at least 4,181,172 shares of Common Stock. Abstentions are counted as votes present and entitled to vote and have the effect of votes against a particular matter. Directors are elected by a plurality of the votes cast with a quorum present. In all matters other than the election of directors, the affirmative vote of those persons holding of record in the aggregate at least a majority of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting or any adjournments thereof is necessary for approval by stockholders. Broker non-votes are not counted in determining the number of shares voted for or against a particular matter. Both abstentions and broker non-votes are counted in determining the presence of a quorum. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, telegraph or facsimile by officers or employees of the Company. The Company will reimburse brokers, dealers, bankers and trustees or their nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock. The Proxy Statement, accompanying proxy card and the Company's 1998 Annual Report on Form 10-K are first being sent or given to shareholders on or about November 3, 1998.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of September 25, 1998 with respect to each stockholder who beneficially owns 5% or more of the Company's outstanding Common Stock. Except as set forth below, each stockholder has sole voting and investment power over all shares. This information is based upon the latest written report furnished to the Company or filed with the Securities and Exchange Commission by such stockholder on or before September 25, 1998 and may not be current. Common Stock outstanding as of September 25, 1998 was 8,552,342 shares.

                                                                    NUMBER
                                                                  OF SHARES        PERCENT OF
NAME                                                          BENEFICIALLY OWNED     CLASS
----                                                          ------------------   ----------
Southeastern Asset Management, Inc. (1)                           1,379,700           16.1%
6075 Poplar Avenue, Suite 900
Memphis, Tennessee 38119

Wellington Management Company (2)                                 1,212,320           14.2
75 State Street
Boston, Massachusetts 02109

                                                             Continued on page 2

                                                                    NUMBER
                                                                  OF SHARES        PERCENT OF
NAME                                                          BENEFICIALLY OWNED     CLASS
----                                                          ------------------   ----------
The Prudential Insurance Company of America (3)                     879,900           10.3%
Prudential Plaza
Newark, New Jersey 07102-3777

Harris Associates, L.P. (4)                                         775,000            9.1
Two N. LaSalle Street
Suite 500
Chicago, Illinois 60602-3790

The Capital Group of Companies, Inc. (5)                            511,800            6.0
333 South Hope Street
Los Angeles, California 90071

------------
(1) Shares are owned by Longleaf Partners Small-Cap Fund for which Southeastern Asset Management, Inc. is the investment adviser.

(2) Wellington Management Company, in its capacity as investment adviser, is the beneficial owner of the shares indicated which are owned by numerous investment counsel clients.

(3) The Prudential Insurance Company of America may be deemed to have direct or indirect voting and/or investment discretion over the shares indicated which are held for the benefit of its clients.

(4) Subsequent to September 25, 1998, Harris Associates, L.P. filed a written report with the Company indicating that their ownership in the Company's outstanding Common Stock had decreased to 38,400 shares.

(5) Shares are owned by The Capital Group of Companies, Inc.'s wholly-owned subsidiary Capital Research and Management Company.

                            ------------------------
                              PROXY PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Under the Company's Restated Certificate of Incorporation and By-laws, its directors are divided into three classes, each class to be elected at successive Annual Meetings of Stockholders for terms of three years. The three directors whose terms expire at the Annual Meeting are James G. Baldwin, James R. Ball and Nicholas T. Kaiser. Messrs. Baldwin, Ball and Kaiser have been nominated by the Board to stand for re-election as directors at the Annual Meeting and to hold office until the 2001 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier resignation or removal.

     The three nominees have indicated a willingness to serve as directors, but in the event any nominee should become unavailable to serve as a director at the time of the Annual Meeting, an event which the Board does not expect, the Board will nominate a different person, and the proxies named on the enclosed proxy card will vote for the election of such nominee.

     Section 6 of Article II of the Company's By-laws requires that advance notification of nominations of directors or other business by stockholders be given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting or under certain circumstances not later than the close of business on the tenth day following the earlier of (A) the day on which notice of the date of the Annual Meeting was delivered to stockholders in accordance with the By-laws and
(B) the day on which public announcement of the date of such Annual Meeting is first made by the Company. In addition, the notice of nomination must set forth certain information regarding any nominee including (x) as to each person whom the stockholder proposes to nominate for election or reelection as a director, any information relating to such person that is required to be disclosed in proxy solicitations pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act) including such person's written consent to be named in the Proxy Statement as a nominee and to serving as a director if elected; (y) as to any other business that the stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (z) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made
(I) the name and address of such stockholder as it appears on the Company's books and of such beneficial ownership and (II) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. Nominations which are determined not to have been made in accordance with the procedures established by Section 6 will be disregarded. The foregoing summary of Section 6 is qualified in its entirety by reference to the complete text of the Company's By-laws.

     Based on this provision and the date of mailing of this Notice and the Annual Meeting, any nominations by stockholders for directors, together with other required information and consents, should be delivered to the Secretary of the Company by November 14, 1998.

     If a quorum is present at the Annual Meeting, the election of directors will require the affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES.

                           THE BOARD OF DIRECTORS AND
                            OFFICERS OF THE COMPANY

     The following is information as to each director, executive officer, and certain other officers of the Company as of September 25, 1998.

NAME                               AGE                               POSITION
----                               ---                               --------
Walter B. Fowler (3)(5)             44    Chairman, President and Chief Executive Officer and Director
                                          (Term expiring in 1999)
Walter E. Damian                    58    Vice President--Human Resources
Ararat Hacetoglu                    43    Vice President and General Manager--Carbide Products
Michael F. Supon                    40    Vice President and General Manager--Electrodes and Graphite
                                          Specialty Products
Jim J. Trigg                        49    Vice President and General Manager--Seadrift Coke, L.P.
Stephen D. Weaver                   44    Vice President--Finance and Chief Financial Officer
Nicholas T. Kaiser (3)(5)           64    Director (Nominee for term expiring in 2001)
James G. Baldwin (1)(4)             73    Director (Nominee for term expiring in 2001)
James R. Ball (1)(2)(5)             55    Director (Nominee for term expiring in 2001)
Paul F. Balser (1)(4)               56    Director (Term expiring in 2000)
Robert M. Howe (3)(4)               58    Director (Term expiring in 2000)
Ronald B. Kalich (1)(2)(5)          50    Director (Term expiring in 2000)
Charles E. Slater (3)(4)            64    Director (Term expiring in 1999)
Roger Mulvihill                     62    Secretary

------------
(1) Member of the Board's Compensation Committee.

(2) Member of the Board's Stock Option Committee.

(3) Member of the Board's Nominating Committee.

(4) Member of the Board's Audit Committee.

(5) Member of the Board's Governance Committee.

     Officers of the Company are elected annually by the Board for a term expiring at the next annual meeting of the Board or as otherwise determined by the Board.

     Walter B. Fowler was elected as the Company's Chairman, President and Chief Executive Officer in March 1997 and has been a director of the Company since September 1995. Previously, Mr. Fowler was

President--Electrodes and Graphite Specialty Products of the Company from March 1995 to March 1997 and had been Vice President--General Manager, Graphite Electrode Products of the Company from January 1995 to March 1995 and Vice President--General Manager, Graphite Specialties of the Company from July 1991 to March 1995. He served as Chief Financial Officer and Treasurer of the Company from October 1988 to October 1991, and Vice President--Finance and Assistant Secretary from August 1988 to July 1991.

     Walter E. Damian has been the Company's Vice President--Human Resources since August 1988.

     Ararat Hacetoglu has been Vice President and General Manager, Carbide Products since April 1997. Previously, Mr. Hacetoglu was Vice President and Plant Manager--Louisville in the Carbide Products segment of the Company from March 1993 to April 1997.

     Michael F. Supon has been Vice President and General Manager, Electrodes and Graphite Specialty Products since April 1997. Previously, Mr. Supon was Vice President--Technical from December 1996 to April 1997. Also, Mr. Supon served as Director of Product Engineering and Quality Services from January 1996 to December 1996 and Director of Product and Process Engineering from March 1991 to January 1996. All of Mr. Supon's positions have been with the Graphite Electrode Products segment of the Company.

     Jim J. Trigg has been Vice President and General Manager, Seadrift Coke, L.P. since June 1994. Previously, Mr. Trigg was Vice President and Plant Manager--Seadrift of the Company from February 1993 to June 1994 and Production Manager--Seadrift from August 1988 to February 1993.

     Stephen D. Weaver has been Vice President--Finance and Chief Financial Officer of the Company since October 1991.

     Nicholas T. Kaiser has been a member of the Company's Board of Directors since August 1988. Mr. Kaiser was the Company's Chairman of the Board and Chief Executive Officer from October 1994 to March 1997 and was President of the Company from October 1991 to March 1997. Mr. Kaiser received $11,000 in compensation for his services as a director of the Company for fiscal 1998.

     James G. Baldwin has been a director of the Company since August 1988 and he was the Company's Chairman of the Board and Chief Executive Officer from August 1988 to October 1994. Mr. Baldwin received $20,500 in compensation for his services as a director of the Company for fiscal 1998.

     James R. Ball was elected to the Company's Board in March 1994. From July 1992 to December 1994, Mr. Ball was President and Chief Executive Officer of Vista Chemical Company. Since 1995, he has been a consultant and private investor. Mr. Ball also currently serves on the Board of Directors of Quanta Services, Inc. and he previously served on the Board of Rexene Corporation from April 1996 to August 1997. Mr. Ball received $29,000 in compensation for his services as a director of the Company for fiscal 1998.

     Paul F. Balser has been a member of the Company's Board since August 1988 and was Vice President of the Company from August 1988 until June 1992. He was a partner of Centre Partners L.P., the managing general partner of Centre Capital Investors L.P. (CCI) from 1986 until August 1995. In August 1995, Mr. Balser resigned as an officer of the managing general partner of Centre Partners L.P., to become a founding partner of Generation Capital Partners L.P., a private investment partnership. Mr. Balser currently serves on the Boards of Directors of Kansas City Southern Industries, Inc., Scientific Games Holdings, Inc. and a number of privately held companies. Mr. Balser received $29,500 in compensation for his services as a director of the Company for fiscal 1998.

     Robert M. Howe has been a member of the Company's Board since April 1996. From March 1986 to December 1995, Mr. Howe was the President, Chief Operating Officer and a director of MAPCO, Inc. Mr. Howe is also currently a director of T.D. Williamson, Inc. Mr. Howe received $25,000 in compensation for his services as a director of the Company for fiscal 1998.

     Ronald B. Kalich was elected to the Company's Board in March 1994. Mr. Kalich is currently a Group President in The Marmon Group, Inc., a position he has held since 1993. Previously, Mr. Kalich served as Group Vice President of Danaher Corporation from 1991 to 1993. Mr. Kalich is also currently a director of Thomas & Betts, Inc. and National-Standard Company. Mr. Kalich received $29,000 in compensation for his services as a director of the Company for fiscal 1998.

     Charles E. Slater was elected to the Company's Board in September 1997. Mr. Slater is currently the President of The Concrete Reinforcing Steel Institute, a position he has held since March 1998. Previously, Mr. Slater was the Executive Director of the Iron & Steel Society, a position he held since 1992. Mr. Slater received $21,000 in compensation for his services as a director of the Company for fiscal 1998.

     Roger Mulvihill has been a Secretary of the Company since August 1988. He has been a partner with the law firm of Dechert Price & Rhoads since December 1991.

     In connection with its investigation of price fixing by producers of graphite products in the United States and abroad, the Antitrust Division of the Department of Justice (DOJ) has granted the Company and certain former and present senior executives entrance into its Corporate Leniency Program. Pursuant to this program, the Company has entered into an agreement with the DOJ under which the Company and such executives who cooperate will not be subject to criminal prosecution. Messrs. Baldwin and Kaiser, among other present or former executives, have agreed to participate in the Corporate Leniency Program. Messrs. Baldwin and Kaiser are nominees for re-election as directors for terms expiring in 2001.

COMMITTEES OF THE BOARD OF DIRECTORS

     The committees of the Board of Directors for fiscal 1998 are described below.

Compensation and Stock Option Committees

     The Compensation Committee consists of four directors and is responsible for policies, procedures and other matters relating to compensation of the executive officers as a group and the chief executive officer individually. In addition, the Compensation Committee reviews the operations of the Company's pension plans and its medical insurance plans. During fiscal 1998, the Compensation Committee held two meetings.

     The Stock Option Committee consists of two directors and has authority to grant options pursuant to the Company's stock option plans. During fiscal 1998, the Stock Option Committee held two meetings.

Nominating Committee

     The Nominating Committee consists of four directors, a majority of whom may not be employees of the Company. The Nominating Committee is responsible for nominating individuals for election as directors of the Company. The Nominating Committee will consider nominees for election as directors recommended by stockholders (See "Election of Directors" on page 2 of this Proxy Statement for a discussion of the procedures under the By-laws relating to the recommendation of nominees by stockholders). During fiscal 1998, the Nominating Committee held one meeting.

Audit Committee

     The Audit Committee consists of four directors. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and will review with the auditors their report on the Company's financial statements following completion of each such audit. During fiscal 1998, the Audit Committee held two meetings.

Governance Committee

     The Governance Committee consists of four members. The Governance Committee is responsible for Board governance matters, such as Board compensation, evaluation and committee assignments. During fiscal 1998, the Governance Committee held two meetings.

     The Board has also formed a special committee, which currently consists of Messrs. Ball, Balser, Howe, Kalich and Slater, to review and make recommendations to the Board regarding various aspects of certain antitrust claims involving the Company that are the subject of previously reported Grand Jury proceedings and several civil antitrust actions currently pending.

     In September 1998, the Board also formed a committee which currently consists of Messrs. Howe, Kalich and Slater to explore various strategic opportunities.

     The Board held seven meetings during fiscal 1998. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which such director served.

OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER OFFICERS

     The following is a summary of the beneficial ownership of the Company's Common Stock as of September 25, 1998 by the Company's directors, executive officers and by all such officers and directors as a group. Each of the Company's officers and directors can be reached through the Company's corporate offices located at One Gateway Center, 19th Floor, Pittsburgh, PA 15222.

NAME OF OFFICER OR DIRECTOR                NUMBER OF SHARES BENEFICIALLY OWNED (1)    PERCENTAGE OF CLASS (2)
---------------------------                ---------------------------------------    -----------------------
Officers:
  Walter B. Fowler (3)                                     133,000                         1.5%
  Walter E. Damian (4)                                      42,500                         0.5
  Ararat Hacetoglu (5)                                      57,000                         0.7
  Michael F. Supon (6)                                      36,000                         0.4
  Jim J. Trigg (7)                                          44,500                         0.5
  Stephen D. Weaver (8)                                     43,520                         0.5
  Roger Mulvihill                                            8,000                         0.1
Directors:
  Nicholas T. Kaiser (9)                                   206,000                         2.4
  James G. Baldwin (10)                                     40,700                         0.5
  James R. Ball (11)                                        20,700                         0.2
  Ronald B. Kalich (12)                                     15,700                         0.2
  Robert M. Howe (13)                                        8,700                         0.1
  Paul F. Balser (14)                                       11,700                         0.1
  Charles E. Slater (15)                                     7,000                         0.1
All executive officers and directors as
  a group
(14 persons)                                               675,020                         7.6

------------
 (1) Unless otherwise noted, each stockholder has or will have sole voting and investment power with respect to the shares shown.

 (2) Shares issuable upon the exercise of Common Stock options were added to the Company's total Common Stock outstanding for purposes of this computation, if applicable.

 (3) Number of shares indicated includes 58,000 shares of Common Stock, 30,000 shares of Common Stock issuable upon the exercise of fully vested stock options and 45,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

 (4) Number of shares indicated includes 8,000 shares of Common Stock, 11,000 shares of Common Stock issuable upon the exercise of fully vested stock options and 23,500 shares of Common Stock issuable upon the exercise of non-vested stock options.

 (5) Number of shares indicated includes 2,000 shares of Common Stock, 28,000 shares of Common Stock issuable upon the exercise of fully vested stock options and 27,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

 (6) Number of shares indicated includes 7,000 shares of Common Stock, 2,000 shares of Common Stock issuable upon the exercise of fully vested stock options and 27,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

 (7) Number of shares indicated includes 5,000 shares of Common Stock, 11,833 shares of Common Stock issuable upon the exercise of fully vested stock options and 27,667 shares of Common Stock issuable upon the exercise of non-vested stock options.

 (8) Number of shares indicated includes 7,520 shares of Common Stock, 6,500 shares of Common Stock issuable upon the exercise of fully vested stock options and 29,500 shares of Common Stock issuable upon the exercise of non-vested stock options.

 (9) Number of shares indicated includes 195,000 shares of Common Stock, 9,000 shares of Common Stock issuable upon the exercise of vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(10) Number of shares indicated includes 35,000 shares of Common Stock, 3,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(11) Number of shares indicated includes 15,000 shares of Common Stock, 3,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(12) Number of shares indicated includes 10,000 shares of Common Stock, 3,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(13) Number of shares indicated includes 3,000 shares of Common Stock, 3,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(14) Number of shares indicated includes 6,000 shares of Common Stock, 3,700 shares of Common Stock issuable upon the exercise of fully vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

(15) Number of shares indicated represents 3,000 shares of Common Stock, 2,000 shares of Common Stock issuable upon the exercise of vested stock options and 2,000 shares of Common Stock issuable upon the exercise of non-vested stock options.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation received by the chief executive officer and each of the four next most highly compensated executive officers who received compensation in excess of $100,000 (collectively, the Named Executive Officers) for services rendered in all capacities during the Company's indicated fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                           ANNUAL COMPENSATION             ------------------
                                  --------------------------------------      COMMON STOCK
        NAME AND                                            OTHER ANNUAL       UNDERLYING        ALL OTHER
   PRINCIPAL POSITION      YEAR    SALARY        BONUS(1)   COMPENSATION       OPTIONS(2)       COMPENSATION
   ------------------      ----    ------        --------   ------------       ----------       ------------
Walter B. Fowler           1998   $316,668             --          --            30,000           $23,307(3)
Chairman of the Board,     1997    259,336       $195,602          --            30,000            26,596
President and Chief        1996    221,591             --          --            15,000            20,771
Executive Officer

Stephen D. Weaver          1998    191,341             --          --            15,000            16,687(4)
Vice President-Finance,    1997    177,336        106,402          --            15,000            18,326
Chief Financial Officer    1996    158,625             --          --            13,500            15,178
and Assistant Secretary

Michael F. Supon           1998    151,667             --          --            15,000            13,426(5)
Vice President & General   1997    117,336         56,934          --            15,000            14,087
Manager-Electrodes and     1996     92,835         25,000          --             6,000             8,881
Graphite Speciality
Products

Ararat Hacetoglu           1998    151,667             --          --            15,000            12,545(6)
Vice President & General   1997    124,000         59,600          --            15,000            13,971
Manager-Carbide Products   1996    104,587             --          --             6,000             9,569

Jim J. Trigg               1998    151,538             --          --            15,000            15,294(7)
Vice President & General   1997    135,333         64,133          --            15,000            14,968
Manager-Seadrift Coke L.P. 1996    118,769             --          --             8,000            11,565


------------
 (1) Except for Mr. Supon, all amounts shown in this column represent a bonus earned in fiscal 1997 under the Incentive Bonus Plan (See "Bonus Plans" on page 16). Mr. Supon's bonus amounts include the following: 1997--$59,934 related to a bonus earned in fiscal 1997 under the Incentive Bonus Plan; 1996--$25,000 related to a special bonus paid in October, 1995.

 (2) Options were granted under the 1995 Plan. All options granted in fiscal 1998 have an exercise price of $21.53125 per share and expire in July 2008. All options granted in fiscal 1998 vest and become exercisable at a rate of one-third per year on July 31, 1999, 2000 and 2001, respectively. All options granted in fiscal 1997 have an exercise price of $22.375 per share and expire on March 31, 2007. Except for Mr. Fowler's, all options granted in fiscal 1997 vest and become exercisable at a rate of one-third per year on March 31, 1998, 1999 and 2000, respectively. One-third of Mr. Fowler's options granted in 1997 vested immediately, while the remaining options vest at a rate of one-half per year on March 31, 1998 and 1999, respectively. All options granted in fiscal 1996 have an exercise price of $15.75 per share and expire on July 31, 2006. All options granted in fiscal 1996 vest and become exercisable at a rate of one-third per year on July 31, 1997, 1998 and 1999, respectively.

 (3) All other compensation for 1998 includes: $477 of premiums for group term life insurance; and $7,630 of Company match contributions and $15,200 of profit sharing under the Company's savings investment plan adopted pursuant to Section 401(k) of the Internal Revenue Service Code of 1986, as amended (the Savings Investment Plan).

 (4) All other compensation for 1998 includes: $275 of premiums for group term life insurance; and $6,112 of Company match contributions and $10,300 of profit sharing under the Savings Investment Plan.

 (5) All other compensation for 1998 includes: $116 of premiums for group term life insurance; and $4,810 of Company match contributions and $8,500 of profit sharing under the Savings Investment Plan.

 (6) All other compensation for 1998 includes: $217 of premiums for group term life insurance; and $3,828 of Company match contributions and $8,500 of profit sharing under the Savings Investment Plan.

 (7) All other compensation for 1998 includes: $464 of premiums for group term life insurance; and $6,330 of Company match contributions and $8,500 of profit sharing under the Savings Investment Plan.

                            ------------------------

     The following table sets forth certain information regarding awards of options for Common Stock to the Named Executive Officers during fiscal 1998.

                  COMMON STOCK OPTIONS GRANTED IN FISCAL 1998

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------   POTENTIAL REALIZABLE
                                          % OF TOTAL                               VALUE AT ASSUMED
                                           OPTIONS                               ANNUAL RATES OF STOCK
                              SHARES      GRANTED TO                              PRICE APPRECIATION
                            UNDERLYING    EMPLOYEES                               FOR OPTION TERM(2)
                             OPTIONS      IN FISCAL     EXERCISE    EXPIRATION   ---------------------
           NAME             GRANTED(1)       YEAR         PRICE        DATE         5%         10%
           ----             ----------   ------------   ---------   ----------   --------   ----------
Walter B. Fowler              30,000         19.5%      $21.53125   7/31/2008    $406,227   $1,029,458
Stephen D. Weaver             15,000          9.7        21.53125   7/31/2008     203,113      514,729
Michael F. Supon              15,000          9.7        21.53125   7/31/2008     203,113      514,729
Ararat Hacetoglu              15,000          9.7        21.53125   7/31/2008     203,113      514,729
Jim J. Trigg                  15,000          9.7        21.53125   7/31/2008     203,113      514,729

------------
 (1) All options granted during fiscal 1998 were granted at the fair market value on July 31, 1998, the grant date, under the 1995 Plan. All options vest and become exercisable at a rate of one-third per year on July 31, 1999, 2000 and 2001, respectively.

 (2) The dollar amounts are the result of calculations at the 5% and 10% annual capital appreciation rates prescribed by the Securities and Exchange Commission and are not intended to forecast any possible appreciation of the Company's stock price.

     The following table provides information related to options exercised by the Named Executive Officers during fiscal 1998 and the number and value of options held as of July 31, 1998.

  AGGREGATE OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

                                                     NUMBER OF SHARES
                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                        SHARES                        OPTIONS AS OF                IN-THE-MONEY OPTIONS
                       ACQUIRED                       JULY 31, 1998               AS OF JULY 31, 1998(1)
                          ON        VALUE      ----------------------------    ----------------------------
NAME                   EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   --------    --------    -----------    -------------    -----------    -------------
Stephen D. Weaver       28,250     $728,894(2)    6,500(3)       29,500(4)      $  9,375        $ 35,156
Walter B. Fowler        20,000      672,500(5)   30,000(6)       45,000(7)        62,500          45,313
Ararat Hacetoglu         6,000      189,000(8)   28,000(9)       27,000(10)      432,500          19,531
Jim J. Trigg             3,500      114,000(11)  11,833(12)      27,667(13)       63,331          23,700
Michael F. Supon         7,000       66,625(14)   2,000(15)      27,000(16)       12,500          19,531

------------
 (1) Value is calculated based on the difference between $22.00, the fair market value of the Company's Common Stock on July 31, 1998, and the exercise price of options outstanding. Options with an exercise price greater than $22.00 per share were not included in this computation.

 (2) 20,750 of the options exercised had an exercise price of $2.00 per share and were exercised when the fair value of the Company's Common Stock ranged from $27.875 to $37.875 per share. 7,500 of the options exercised had an exercise price of $15.75 per share and were exercised when the fair market value of the Company's Common Stock ranged from $22.00 to $34.125 per share.

 (3) All options were granted under the 1995 Plan. 1,500 of the options have an exercise price of $15.75 per share and expire in July 2006. 5,000 of the options have an exercise price of $22.375 per share and expire in March 2007.

 (4) All options were granted under the 1995 Plan. 4,500 of the options have an exercise price of $15.75 per share, vest in July 1999 and expire in July 2006. 10,000 of the options have an exercise price of $22.375 per share, vest at a rate of 5,000 per year in March 1999 and 2000, respectively, and expire in March 2007. 15,000 of the options have an exercise price of $21.53125 per share, vest at a rate of 5,000 per year in July 1999, 2000 and 2001, respectively, and expire in July 2008.

 (5) All options had an exercise price of $2.00 per share and were exercised when the fair market value of the Company's Common Stock was $35.625 per share.

 (6) All options were granted under the 1995 Plan. 10,000 of the options have an exercise price of $15.75 per share and expire in July 2006. 20,000 of the options have an exercise price of $22.375 per share and expire in March 2007.

 (7) All options were granted under the 1995 Plan. 5,000 of the options have an exercise price of $15.75 per share, vest in July 1999 and expire in July 2006. 10,000 of the options have an exercise price of $22.375 per share, vest in March 1999 and expire in March 2007. 30,000 of the options have an exercise price of $21.53125 per share, vest at a rate of 10,000 per year in July 1999, 2000 and 2001, respectively, and expire in July 2008.

 (8) 4,000 of the options exercised had an exercise price of $2.00 per share and were exercised when the fair market value of the Company's Common Stock was $39.25 per share. 2,000 of the options exercised had an exercise price of $15.75 per share and were exercised when the fair market value of the Company's Common Stock was $35.75 per share.

 (9) 21,000 of the options were granted under the 1993 Plan. The options have an exercise price of $2.00 per share and expire in March 2000. The remaining options were granted under the 1995 Plan. 2,000 of the options have an exercise price of $15.75 per share and expire in July 2006. 5,000 of the options have an exercise price of $22.375 per share and expire in March 2007.

 (10) All options were granted under the 1995 Plan. 2,000 of the options have an exercise price of $15.75 per share, vest in July 1999 and expire in July 2006. 10,000 of the options have an exercise price of $22.375 per share, vest at a rate of 5,000 per year in March 1999 and 2000, respectively, and expire in March 2007. 15,000 of the options have an exercise price of $21.53125 per share, vest at a rate of 5,000 per year in July 1999, 2000 and 2001, respectively, and expire in July 2008.

 (11) All options exercised had an exercise price of $2.00 per share and were exercised when the fair market value of the Company's Common Stock ranged between $34.00 and $35.00 per share.

 (12) 1,500 of the options were granted under the 1993 Plan. The options have an exercise price of $2.00 per share and expire in March 2000. The remaining options were granted under the 1995 Plan. 5,333 of the options have an exercise price of $15.75 per share and expire in July 2006. 5,000 of the options have an exercise price of $22.375 per share and expire in March 2007.

 (13) All options were granted under the 1995 Plan. 2,667 of the options have an exercise price of $15.75 per share, vest in July 1999 and expire in July 2006. 10,000 of the options have an exercise price of $22.375 per share, vest at a rate of 5,000 per year in March 1999 and 2000, respectively, and expire in March 2007. 15,000 of the options have an exercise price of $21.53125 per share, vest at a rate of 5,000 per year in July 1999, 2000 and 2001, respectively, and expire in July 2008.

 (14) 2,000 of the options exercised had an exercise price of $15.75 per share and 5,000 of the options exercised had an exercise price of $22.375 per share. All options exercised were exercised when the fair market value of the Company's Common Stock was $30.00 per share.

 (15) All options were granted under the 1995 Plan. The options have an exercise price of $15.75 per share and expire in July 2006.

 (16) All options were granted under the 1995 Plan. 2,000 of the options have an exercise price of $15.75 per share, vest in July 1999 and expire in July 2006. 10,000 of the options have an exercise price of $22.375 per share, vest at a rate of 5,000 per year in March 1999 and 2000, respectively, and expire in March 2007. 15,000 of the options have an exercise price of $21.53125 per share, vest at a rate of 5,000 per year in July 1999, 2000 and 2001, respectively, and expire in July 2008.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies listed in the NASDAQ Stock Market--US Index (the NASDAQ Index) and the S&P Iron and Steel Index (the S&P Index) for the period from September 14, 1995, the date on which the Common Stock began public trading, to July 31, 1998. As compared to a basis of $100 as of September 14, 1995, the Company's index was $147, the NASDAQ Index was $186 and the S&P Index was $87, all as of July 31, 1998.

                COMPARISON OF 34 MONTH CUMULATIVE TOTAL RETURN*
   AMONG THE CARBIDE/GRAPHITE GROUP, INC., THE NASDAQ STOCK MARKET (US) INDEX
                         AND THE S&P IRON & STEEL INDEX

                                                              THE              NASDAQ
                     MEASUREMENT PERIOD                 CARBIDE/GRAPHITE       STOCK           S&P IRON &
                   (FISCAL YEAR COVERED)                     GROUP             MARKET-US         STEEL
9/95                                                          100               100               100
10/95                                                          88               102                92
1/96                                                          107               104               110
4/96                                                          118               117               104
7/96                                                          107               107                84
10/96                                                         109               120                86
1/97                                                          139               136                94
4/97                                                          151               124                95
7/97                                                          193               158               115
10/97                                                         238               158               102
1/98                                                          227               161                95
4/98                                                          215               186               115
7/98                                                          147               186                87

*$100 INVESTED ON 9/14/95 IN STOCK OR ON
 8/31/95 IN INDEX--INCLUDING REINVESTMENT OF
 DIVIDENDS. FISCAL YEAR ENDING JULY 31.

 COMPENSATION OF DIRECTORS

     Refer to "The Board of Directors and Officers of the Company" section beginning on page 3 of this Proxy Statement for details on compensation of each outsider director for fiscal 1998. A portion of directors fees earned by each outside director were credited to a deferred compensation plan established in fiscal 1996. Such deferral was at the discretion of the director, subject to limitations summarized in the plan documents (see the "Deferral Plan" described below). Mr. Fowler received no compensation for his service as Chairman of the Board and a director of the Company in fiscal 1998.

     Non-employee directors receive a $5,000 per year retainer for services as a member of the Board. Also, each Board committee chair receives a $1,500 per year Chairmanship fee. For Board activities, each non-employee director receives $2,000 for in-person Board meetings, $1,000 for conference call Board meetings, $1,000 for in-person Board committee meetings and $500 for conference call Board committee meetings.

     On August 26, 1996, the Company established the Directors' Plan. Pursuant to the Directors' Plan, each non-employee director was granted on August 26, 1996 an option to purchase 1,700 shares of Common Stock of the Company, subject to certain adjustments provided for under the Directors' Plan, at $18.25 per share, the fair market value of the Common Stock on the date of grant. The option became exercisable in full if the non-employee director was a member of the Board on July 31, 1997. Pursuant to the Directors' Plan, each non-employee director who was then a member of the Board was also granted options to purchase an additional 1,700 shares of Common Stock on July 31, 1997 and July 31, 1998 at the fair market value on such dates, subject to similar requirements regarding exercisability. Future non-employee directors are eligible for participation in the Directors' Plan. The options have a term of ten years and may be exercised for cash or, under certain circumstances, Common Stock or additional unexercised options of the Company. In June 1997 the number of shares subject to such options was increased from 1,700 shares to 2,000 shares effective with the grant on July 31, 1997. The exercise price of such options was $28.875 and $21.53125 per share, the fair market value of the Common Stock on July 31, 1997 and 1998, respectively.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company is a party to employment, termination or severance agreements with Messrs. Fowler, Weaver, Damian, Trigg and Kaiser.

     In April 1997, Mr. Fowler entered into an employment agreement with the Company as Chief Executive Officer which terminates on March 31, 1999. Pursuant to the terms of the agreement, he is to receive annual cash compensation of at least $300,000 and incentive compensation in the form of stock options to purchase up to 30,000 shares of Common Stock and annual incentive awards up to 100% of his base pay pursuant to the terms of the Incentive Bonus Plan. In the event of termination by the Company for other than death, disability or cause, as defined therein, Mr. Fowler will receive his salary for the remainder of the term of the agreement or 24 months, whichever is longer. If terminated due to a change of control event, Mr. Fowler would receive a lump sum payment equal to
2.99 times his base salary at the time of termination. The agreement also provides for certain payments in the event of Mr. Fowler's death or disability.

     Effective February 1, 1998, Mr. Weaver entered into an employment agreement with the Company as Vice President--Finance and Chief Financial Officer which terminates on January 31, 2000. Pursuant to the terms of the agreement, he is to receive annual cash compensation of at least $190,000 and incentive awards of up to 60% of his base pay pursuant to the terms of the Incentive Bonus Plan. In the event of termination by the Company for other than death, disability or cause, as defined therein, Mr. Weaver will receive his salary for the remainder of the term of the agreement or 24 months, whichever is longer. If terminated due to a change of control event, Mr. Weaver will receive a lump sum payment equal to
2.99 times his base salary at the time of termination. The agreement also provides for certain payments in the event of Mr. Weaver's death or disability.

     The Company entered into severance agreements with Messrs. Trigg and Damian with respect to their employment as, respectively, Vice President and General Manager--Seadrift Coke, L.P. and Vice President-- Human Resources. Pursuant to the terms of the agreements, Messrs. Trigg and Damian will each be granted one year of severance pay and medical coverage if terminated other than for cause.

     In March 1997, Mr. Kaiser retired from his positions with the Company, other than his position as a director. Pursuant to his March 1997 revised employment agreement, Mr. Kaiser is to receive his annual base salary at the time of his retirement, $347,000, for the remainder of 1997 and as severance for 1998. In addition, the Company will provide for the continuation of health insurance benefits until January 1, 2001.

     James G. Baldwin retired from his position as Chairman of the Board and Chief Executive Officer of the Company in October 1994 and as an employee of the Company on July 31, 1995. Pursuant to his employment agreement, Mr. Baldwin received the continuation of his health and life insurance benefits through fiscal 1998. Mr. Baldwin also agreed to serve as a director of the Company at least until the expiration of his current term as a director in 1998.

SAVINGS INVESTMENT PLAN

     The Company has adopted the Savings Investment Plan for substantially all salaried employees, including the Named Executive Officers. Employee contributions of not more than 6% of employee compensation are matched 50% by the Company in lieu of a pension plan. Additional employer contributions may be made at the discretion of the Board based on the Company's current year performance.

DEFERRAL PLAN

     The Company has implemented a compensation deferral plan (the Deferral
Plan) for the benefit of its directors and officers, currently 17 individuals, including the Named Executive Officers. The Deferral Plan became effective for compensation that would otherwise be paid on or after January 1, 1996. Under the Deferral Plan, participants are allowed to defer a portion or all of their base salary, director's fees or bonuses. Contributions to the Deferral Plan are invested, as the participants direct, into a variety of fixed income, balanced and equity funds. The Deferral Plan also restores the Saving Investment Plan matching contribution lost on deferred compensation up to $235,840 (as such amounts may be increased under Section 415(d) of the Code). Distributions from the Deferral Plan generally will be made upon retirement, disability or upon termination of employment, unless further deferred by the participant.

1995 STOCK-BASED INCENTIVE COMPENSATION PLAN

     Introduction. The Board adopted the 1995 Stock-Based Incentive Compensation Plan (the 1995 Plan) in April 1995, and the shareholders of the Company approved the 1995 Plan in August 1995. The purpose of the 1995 Plan is to assist the Company, and its Subsidiaries and Affiliates, in attracting and retaining valued employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's Common Stock by such employees. The 1995 Plan permits awards of stock options and/or stock appreciation rights (SARs) to eligible employees that qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code).

     The total number of shares of the Company's Common Stock available for awards under the 1995 Plan is 400,000 shares (subject to adjustments for stock splits, stock dividends and the like). No employee may be granted (i) an award of, or exercisable for, more than a specified number of shares of Common Stock in any one calendar year, or (ii) incentive stock options first exercisable in any one calendar year for shares of Common Stock having an aggregate fair market value in excess of $100,000.

     The following summary description of the 1995 Plan is qualified in its entirety by the full text of the 1995 Plan, as amended, copies of which may be obtained by the Company's stockholders upon request to the Office of the Secretary of the Company.

     Administration. The Stock Option Committee (the Committee) designated by the Board has full power to interpret and administer the 1995 Plan and full authority to act in selecting the employees to whom awards of options or SARs under the 1995 Plan (Awards) shall be granted, in determining the type and amount of Awards to be granted to each such employee, the terms and conditions of Awards granted under the 1995 Plan and the terms and agreements that shall be entered into with employees to whom an Award is granted (the Holders). Effective August 1996, all grants under the 1995 Plan must be approved by the Committee. The Committee members must be Board members who are not employees of the Company and, for periods prior to August 1996, who are not eligible to participate in the 1995 Plan. The Board has the power to amend, suspend or terminate the 1995 Plan at any time except that stockholder approval is required to increase the total number of shares available for issuance pursuant to the 1995 Plan, change the class of employees eligible to be Holders, decrease the price at which the Common Stock may be purchased upon the exercise of an option, withdraw the administration of the 1995 Plan from the Committee, change the provisions of
Section 9 of the 1995 Plan, or take any other action that requires stockholder approval under Section 16(b) of the 1934 Act.

     Eligibility. Any employee is eligible to receive an Award, except that any employee employed by an affiliate (any entity (other than a 50% or more subsidiary)) in which the Company has a substantial direct or indirect equity interest, as determined by the Board) shall not be eligible to receive an incentive stock option. "Employee" means an officer or other key employee, consultant or advisor of the Company, a subsidiary or an affiliate, including a director who is such an employee, consultant or advisor.

     Awards. Under the 1995 Plan, eligible employees may be awarded stock options and/or SARs. Stock options may be either incentive stock options or non-qualified stock options. Incentive stock options are intended to be "incentive stock options" under Section 422 of the Internal Revenue Code; non-qualified stock options are those stock options which do not qualify under
Section 422 of the Internal Revenue Code. The price at which shares of Common Stock may be purchased upon the exercise of an option is determined by the Committee but must be at least equal to the fair market value of such shares on the date of the award. Payment of the option price must be paid in full in cash at the time of exercise or, with the consent of the Committee, in whole or in part in shares of Common Stock valued at fair market value. With the consent of the Committee, payment upon the exercise of a non-qualified stock option may be made in whole or in part by the delivery of additional, unexercised non-qualified stock options (based on the difference between the fair market value of the Common Stock for which they are exercisable and the exercise price of such additional non-qualified stock options) or by a "cashless exercise."

     A SAR entitles the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment may be in cash, in shares of Common Stock, or any combination thereof, as the Committee may determine. A SAR may be awarded in tandem with options or separately.

     Stock options and SARs will be exercisable over a period to be designated by the Committee, but not prior to six months or more than ten years (or five years for certain incentive stock options) after the date of the award. All options and SARs awarded under the 1995 Plan are non-transferable other than by will or by operation of the laws of descent and distribution.

     As of September 25, 1998, all 400,000 options for Common Stock available for grant under the 1995 Plan had been granted. Of the 400,000 options granted under the 1995 Plan, 371,500 options for Common Stock, representing 4.3% of the Common Stock outstanding, had not yet been exercised as of September 25, 1998. The closing price of the Company's Common Stock as reported on the NASDAQ National Market System on September 25, 1998 was $11.125 per share. The average exercise price of outstanding options granted under the 1995 Plan is $21.36 per share.

     Term. The 1995 Plan became effective in May 1995 and will remain in full force and effect until the earlier of May 1, 2005 or the date it is terminated by the Board.

     Performance-Based Compensation. It is intended that all compensation income recognized by any Holder as the result of the exercise of options or SARs, or the disposition of shares of common stock acquired on exercise of options or SARs, will be considered performance-based compensation excludable from such Holder's "applicable employee remuneration" pursuant to Section 162(m)(4)(C) of the Internal Revenue Code.

     Federal Tax Treatment. Under the present federal tax laws, the federal income tax treatment of stock options and SARs under the 1995 Plan is as follows:

     An employee recognizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is awarded or exercised. If an employee sells Common Stock acquired upon exercise, after complying with requisite holding periods, any gain or loss realized upon such sale will be long-term capital gain or loss. The Company will not be entitled to take a deduction as a result of any such sale. If the employee disposes of such Common Stock before complying with requisite holding periods, the employee generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, and the Company will be entitled to a corresponding income tax deduction.

     An employee recognizes no taxable income and the Company is not entitled to an income tax deduction when a non-qualified option is awarded. Upon exercise of a non-qualified option, an employee generally will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock over the exercise price, and, provided that the applicable conditions of Section 162(m) of the Internal Revenue Code are met, the Company will be entitled to a corresponding income tax deduction. Upon sale of the Common Stock acquired, the employee will realize short-term or long-term capital gain or loss, depending upon whether the Common Stock has been held for more than one year, equal to the difference between the sale price of the

Common Stock and the fair market value of the Common Stock on the date that the employee recognizes income with respect to the option exercise.

     An employee recognizes no taxable income and the Company is not entitled to an income tax deduction when a SAR is awarded. Upon exercise of a SAR, an employee generally will realize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price under the SAR, and, provided the applicable conditions of Section 162(m) of the Internal Revenue Code are met, the Company will be entitled to a corresponding income tax deduction.

BONUS PLANS

     The Company has adopted an incentive bonus plan for certain executives, including the Named Executive Officers (the Incentive Bonus Plan). The Incentive Bonus Plan provides for the award of annual bonuses based on the Company's meeting or exceeding a performance target relating to earnings before interest, taxes, depreciation and amortization (EBITDA) which is established annually by the Board. Satisfaction of EBITDA targets will trigger awards equal to 10%, 20%, 30% or 50% of base pay depending on management levels. EBITDA in excess of the established targets will increase bonus awards subject to maximum awards of 20%, 40%, 60% or 100%, respectively, depending on management levels. Approximately 31 salaried employees are currently eligible to participate in the Incentive Bonus Plan, including the Named Executive Officers. The Company did not pay any bonuses under the Incentive Bonus Plan for fiscal 1998.

     The Company has also adopted a discretionary bonus plan for salaried employees not eligible for the Incentive Bonus Plan (the Discretionary Bonus
Plan). The Discretionary Bonus Plan provides for the payment of an amount equal to up to 2% of the total annual salaries of non-executive employees. Awards under the Discretionary Bonus Plan are solely at management's discretion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is comprised of Messrs. Baldwin, Ball, Balser and Kalich, none of whom currently is an executive officer of the Company; however, Messrs. Baldwin and Balser served as officers of the Company in the past. Executive officer compensation is determined by the Compensation Committee.

STOCK OPTION COMMITTEE

     The Stock Option Committee of the Board of Directors is comprised of Mr. Ball and Mr. Kalich, neither of whom currently is an executive officer of the Company or receives any compensation from the Company in any capacity other than as a director. Awards under the proposed 1998 Plan would be determined by the Stock Option Committee.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee, which is currently comprised of four non-employee directors, is responsible for guiding the Company in the development and implementation of the Company's compensation policies, plans and programs. The intended purposes of these programs are to: (i) promote the interests of the Company and its stockholders by attracting and retaining officers and other key employees of exceptional ability; (ii) maximize the Company's long-term success and investment returns to stockholders; (iii) provide officers and key employees who are important to the Company's sustained growth with a proprietary interest in, and greater incentives to contribute to the success of the Company through ownership of the Company's Common Stock and stock options; and (iv) provide incentives for officers and other key employees which are competitive with those offered by other corporations in the business and geographic areas in which the Company operates. The Compensation Committee reviews and recommends the annual compensation of the Company's executive officers and other members of management, which consists principally of base salary, annual bonuses and stock option grants. The Compensation Committee considers, among other things, compensation statistics for executives of companies that are similar in size and other characteristics to the Company in determining the compensation of its executives. Messrs. Fowler, Weaver, Damian and Trigg have entered into employment and/or severance agreements with the Company. See "Employment Agreements" on page 13 of this Proxy Statement.

     Base Salary. Base salary is designed to compensate executives and other key employees for individual performance. Such base salaries are intended to (x) take into consideration the relative intrinsic value of the subject executive position to the Company, as measured by the position's scope of responsibility, strategic importance, technological requirements and complexity; (y) competitive salaries; and (z) individual performance. Executives and other key employees may or may not receive annual base salary increases, depending upon performance in the prior year and upon the achievement of individual and corporate performance goals.

     Annual Incentive Awards. Annual incentive awards will be granted under the Incentive Bonus Plan and are based on EBITDA targets which have been established by the Board. Meeting EBITDA objectives will trigger awards as a percentage of base pay dependent on management level (10%, 20%, 30% or 50%). Exceeding EBITDA targets will increase bonuses subject to maximum payments of 20%, 40%, 60% or 100% depending on management levels. EBITDA results in excess of targets, but below maximum levels, will result in awards calculated linearly between such points.

     Long Term Incentives. Long term incentives are provided through annual stock option grants to executives, principally through the 1995 Plan. Generally, stock options will have a term of 10 years and will vest ratably over three years. Option exercise prices will equal the fair market value of the Common Stock on the date of grant. Incentive stock options will be granted to the extent permitted by applicable tax law and options granted in excess of such amounts will be non-qualified options. Outstanding options held by an employee are considered in connection with the award of new options.

     The proposed 1998 Stock-Based Incentive Compensation Plan (the 1998 Plan) will permit awards to eligible employees of stock options and/or SARs that qualify as "performance based compensation" under Section 162(m) of the Internal Revenue Code. Stock options may be either incentive stock options or non-qualified stock options under Section 422 of the Internal Revenue Code. The total number of shares of the Company's Common Stock available for awards under the 1998 Plan will be 450,000 shares (subject to adjustments for stock splits, stock dividends and the like). Option exercise prices will be at least equal to fair market value of the Company's Common Stock or 110% of fair market value for certain incentive stock options.

     CEO Compensation. Mr. Fowler, the Chief Executive Officer of the Company, is compensated pursuant to the terms of his Employment Agreement with the Company. See "Employee Agreements" on page 13 of this Proxy Statement. In developing Mr. Fowler's compensation, the Compensation Committee considered Mr. Fowler's prior performance in senior managerial roles with the Company's electrodes unit, its largest business unit. Mr. Fowler served as President of the Electrodes and Graphite Specialty Products of the Company from March 1995 through March 1997, as Vice President--General Manager, Graphite Electrode Products of the Company from January 1995 through March 1995 and as Vice President--General Manager, Graphite Specialties of the Company from July 1991 to March 1995. The Committee also considered the importance of the

Company's capital expenditure program, including its modernization plan and Mr. Fowler's contribution in this regard in reaching its determination.

Respectfully Submitted,
Compensation Committee
  /S/ James G. Baldwin
  /S/ James R. Ball
  /S/ Paul F. Balser
  /S/ Ronald B. Kalich

DIRECTORS AND OFFICERS LIABILITY INSURANCE

     The Company maintains $20 million of insurance providing payment either to the Company for indemnification provided to its directors or officers, or directly to its directors and officers, for certain liabilities which the Company's directors and officers may incur in such capacities. The insurance policies are issued by National Union Fire Insurance Company and The Reliance Insurance Company. The premiums and fees paid under such policies in fiscal 1998 totaled $419,875. Both policies were extended for fiscal 1999 for premiums totaling $268,755.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Pursuant to an agreement entered into in connection with the Company's initial public offering of Common Stock in September 1995, the Company filed a registration statement under the Securities Act of 1933, as amended (the Securities Act), which became effective in March 1996, with respect to the sale of certain shares of Common Stock held by management stockholders and agreed to keep such registration in effect for at least 36 months. Shares of Common Stock owned by the Company's directors are also covered by such registration statement.

     On October 31, 1997, the Company purchased from Mr. Fowler, the Company's Chairman, President and Chief Executive Officer, 12,000 shares of the Company's Common Stock at $35.625 per share, which was the per share closing price of the Company's Common Stock reported on the NASDAQ National Market System on such date. Mr. Fowler had acquired the shares upon the formation of the Company in 1988. Mr. Fowler used the proceeds from this sale to fund the exercise of 20,000 vested, compensatory stock options. Mr. Fowler did not sell any of the shares of Common Stock received in connection with the option expense.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the review of the copies of such forms furnished to the Company, the Company believes that during fiscal 1998 all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met, with the exception of Mr. Richard M. Dippolito who was late on the filing of his Form 4, Statement of Changes in Beneficial Ownership, for the month of July 1998. Mr. Dippolito's statement was subsequently filed with the Commission.
                            ------------------------

                              PROXY PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company's independent auditors for the fiscal year ended July 31, 1998 were PricewaterhouseCoopers LLP, independent public accountants. On September 16, 1998, the Board appointed PricewaterhouseCoopers LLP to audit the financial statements of the Company for the fiscal year ending July 31, 1999. The Board desires to obtain the stockholders' ratification of such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the resolution is not adopted, the adverse vote will be considered as direction to the Board to select other auditors. Ratification requires the affirmative vote by holders of at least a majority of the shares of Common Stock voting on such matter.

     It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions, and will have the opportunity to make a statement if they chose to do so.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JULY 31, 1999.
                            ------------------------

                              PROXY PROPOSAL NO. 3

          APPROVAL OF THE 1998 STOCK-BASED INCENTIVE COMPENSATION PLAN

     General. The 1998 Stock-Based Incentive Compensation Plan (the "1998 Plan") providing for the granting of stock options to purchase shares of Common Stock and the granting of related stock appreciation rights ("SARs") to employees of the Company and its subsidiaries and affiliates, including Seadrift Coke, L.P. (Seadrift), is proposed to be approved by the stockholders. The purpose of the 1998 Plan is to assist the Company, and its subsidiaries and affiliates, in attracting and retaining valued employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's Common Stock by such employees. No employee may be granted incentive stock options first exercisable in any one calendar year for shares of Common Stock having an aggregate fair market value in excess of $100,000. The aggregate number of shares of the Company's Common Stock issued under the 1998 Plan will not exceed 450,000 shares (subject to adjustments for stock splits, stock dividends and the like).

     The 1998 Plan would permit awards to eligible employees of stock options and/or SARs that qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Internal Revenue
Code). Section 162(m) of the Code limits the deductibility of compensation paid to the Company's Chief Executive Officer and to each of the next four most highly paid officers unless that compensation is "performance based." Shareholder approval of the 1998 Plan is necessary in order for compensation under the 1998 Plan to be deemed "performance based."

     The following summary description of the 1998 Plan is qualified in its entirety by the full text of the 1998 Plan, copies of which may be obtained by the Company's stockholders upon request to the Office of the Secretary of the Company.

     Administration. The Committee would have the full power to interpret and administer the 1998 Plan and full authority to act in selecting the employees to whom awards of options or SARs under the 1998 Plan (Awards) will be granted, in determining the type and amount of Awards to be granted to each such employee, the terms and conditions of Awards granted under the 1998 Plan and the terms and agreements that will be entered into with employees to whom an Award is granted (the Holders). All grants under the 1998 Plan would have to be approved by the Committee. The Committee members would have to be Board members who are not employees of the Company or any parent, subsidiary, or Seadrift or any affiliate. No Committee member could receive any compensation from the Company except in his capacity as director. All would have to otherwise qualify as "outside directors" under Section 162(m) of the Code and "non-employee directors" under Rule 16b-3 promulgated by the Securities and Exchange Commission. The Board would have the power to amend, suspend or terminate the 1998 Plan at any time, except that stockholder approval would be required to increase the total number of shares available for issuance pursuant to the 1998 Plan, change the class of employees eligible to be Holders, withdraw the administration of the 1998 Plan from the Committee, change the provisions of the 1998 Plan describing when a shareholder vote is required for plan modification, or take any other action that would require stockholder approval under the "short swing profit recapture" rules of Section 16(b) of the Securities Exchange Act of 1934.

     Eligibility. Employees, consultants and advisors of the Company, or a subsidiary or Seadrift or any other affiliate, including any director who is an employee, consultant or advisor, would be eligible to receive Awards. A total of approximately 30 persons would be so eligible. Directors, consultants and advisors who are not employees, and employees of Seadrift or any other affiliate (any entity (other than a 50% or more subsidiary) in which the Company has a substantial direct or indirect equity interest, as determined by the Board), will not, however, be eligible to receive incentive stock options. A total of approximately 5 persons would be so eligible to receive Awards other than incentive stock options. Employees, consultants, and advisors of the Company or a subsidiary would be eligible to receive incentive stock options as well as non-qualified options and SARs. A total of approximately 25 persons would be so eligible.

     Awards. Under the 1998 Plan, eligible employees could be awarded stock options and/or SARs. Stock options may be either incentive stock options or non-qualified stock options. Incentive stock options would be intended to be "incentive stock options" under Section 422 of the Internal Revenue Code. Non-qualified stock options would be those options that do not qualify under
Section 422 of the Internal Revenue Code. The price at which shares of Common Stock could be purchased upon the exercise of an option is determined by the Committee, but would have to be at least equal to the fair market value of such shares (or 110% of fair market value for certain incentive stock options) on the date of the Award. Payment of the option price would have to be made in full in cash at the time of exercise or, with the consent of the Committee, in whole or in part in shares of Common Stock valued at fair market value. With the consent of the Committee, payment upon the exercise of a non-qualified stock option could be made in whole or in part by the delivery of additional, unexercised non-qualified stock options (based on the difference between the fair market value of the Common Stock for which they are exercisable and the exercise price of such additional non-qualified stock options) or by a "cashless exercise."

     A SAR would entitle the recipient to receive a payment equal to the excess of the fair market value of the shares of Common Stock covered by the SAR on the date of exercise over the exercise price of the SAR. Such payment could be in cash, in shares of Common Stock, or in any combination thereof, as the Committee may determine. A SAR could be awarded in tandem with options or separately.

     Stock options and SARs would be exercisable over a period to be designated by the Committee, but not prior to six months or more than ten years (or five years for certain incentive stock options) after the date of the Award. All incentive stock options awarded under the 1998 Plan would be non-transferable other than by will or by operation of the laws of descent and distribution. The total number of shares of the Company's Common Stock that would be available for Awards under the 1998 Plan is 450,000 shares (subject to adjustments for stock splits, stock dividends and the like), which equals approximately 5.3% of the total number of shares of Common Stock outstanding as of September 25, 1998. The closing price of Common Stock reported on the NASDAQ National Market System on September 25, 1998 was $11.25 per share.

     The Committee would retain the power to amend the terms of, or cancel and regrant, stock options and SARs for the benefit of any Holder. All terms of the options and SARs could be amended, subject to the specific limitations set forth in the Plan. Any incentive stock option amended by the Committee would become a non-qualified option.

     In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or any other transaction wherein the Company's stockholders give up all their equity interest in the Company, the successor company, if any, could substitute its own substantially similar options and SARs, or it could elect to terminate the Plan. Termination would result in expiry of all awards at such a time and on such conditions as the Board determines.

     Term. If shareholders approve the 1998 Plan (see "Vote Required for Approval of the Plan," below), it will become effective December 3, 1998 and will remain in full force and effect until the earlier of December 3, 2008 or the date it is terminated by the Board.

     Performance-Based Compensation. It is intended that all compensation income recognized by any Holder as the result of the exercise of options or SARs, or the disposition of shares of Common Stock acquired on exercise of options or SARs, would be considered performance-based compensation excludable from such Holder's "applicable employee remuneration" pursuant to section 162(m)(4)(C) of the Internal Revenue Code.

     Federal Tax Treatment. Under the present federal tax laws, the federal income tax treatment of stock options and SARs under the 1998 Plan would be as follows:

     An employee would recognize no taxable income and the Company would not be entitled to a deduction when an incentive stock option is awarded or exercised. If an employee were to sell Common Stock acquired upon exercise, after complying with requisite holding periods, any gain or loss realized upon such sale would be long-term capital gain or loss. The Company would not be entitled to take a deduction as a result of any such sale. If the employee disposes of such Common Stock before complying with requisite holding periods, the employee generally will recognize ordinary income equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, and the Company will be entitled to a corresponding income tax deduction.

     An option holder would recognize no taxable income and the Company would not be entitled to an income tax deduction if a non-qualified option were awarded. Upon exercise of a non-qualified option, the Holder generally would realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock over the exercise price, and, provided that the applicable conditions of Section 162(m) of the Internal Revenue Code are met, the Company would be entitled to a corresponding income tax deduction. Upon sale of the Common Stock acquired, the Holder would realize short-term or long-term capital gain or loss, depending upon whether the Stock had been held for more than one year, equal to the difference between the sale price of the Common Stock and the fair market value of the Common Stock on the date that the Holder recognizes income with respect to the option exercise.

     The employee, director, consultant or advisor would recognize no taxable income and the Company would not be entitled to an income tax deduction if a SAR were awarded. Upon exercise of a SAR, the Holder generally would realize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price under the SAR, and, provided any applicable conditions of Section 162(m) of the Internal Revenue Code were met, the Company would be entitled to a corresponding income tax deduction.

     Vote Required for Approval of the 1998 Plan. The affirmative vote of holders of at least a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required to approve the 1998 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1998 STOCK-BASED INCENTIVE COMPENSATION PLAN.

                         SHAREHOLDER PROPOSALS FOR 1999

     Shareholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that meeting by June 30, 1999. Reference is also made to Section 6 of Article II of the Company's By-laws regarding nomination of directors as discussed on page 2 of this Proxy Statement.

                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN OR ORAL REQUEST BY ANY STOCKHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 31, 1998. REQUESTS SHOULD BE DIRECTED
TO:

     WILLIAM M. THALMAN,
     MANAGER OF INVESTOR RELATIONS
          AND RISK MANAGEMENT
     THE CARBIDE/GRAPHITE GROUP, INC.
     ONE GATEWAY CENTER, 19TH FLOOR
     PITTSBURGH, PA 15222
     (412) 562-3752

ANY BENEFICIAL OWNER SHOULD INCLUDE A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE HE OR SHE IS A BENEFICIAL OWNER OF THE COMMON STOCK.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

                                            The Board of Directors
                                            October 28, 1998

                                                                     CARGB-PS-98

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


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                        THE CARBIDE/GRAPHITE GROUP, INC.
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                                  COMMON STOCK


Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]


RECORD DATE SHARES:






                                                           --------------------
       Please be sure to sign and date this Proxy.         Date
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--------- Stockholder sign here ----------------------- Co-owner sign here ----






1. Election of each of the following three persons to the Board of Directors for the length of term set forth below for such person and until his successor is elected and qualified.

              FOR ALL         WITH-        FOR ALL
              NOMINEES        HOLD         EXCEPT

               [    ]        [    ]         [    ]

                 NOMINEES FOR THREE YEAR TERM EXPIRING IN 2001:
             JAMES G. BALDWIN, JAMES R. BALL AND NICHOLAS T. KAISER

     IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending July 31, 1999.

                FOR          AGAINST       ABSTAIN

               [    ]        [    ]         [    ]

3.   Approval of the 1998 Stock-Based incentive Compensation Plan.

                FOR          AGAINST       ABSTAIN

               [    ]        [    ]         [    ]


4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment(s) thereof.




DETACH CARD                                                          DETACH CARD

                        THE CARBIDE/GRAPHITE GROUP, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 3, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints Walter B. Fowler and Stephen D. Weaver, or either of them, as proxies with full power of substitution in each, to vote all shares of $0.01 par value Common Stock, of The Carbide/Graphite Group, Inc. (the Company) held of record by the undersigned at the Annual Meeting of Stockholders (the Annual Meeting) to be held at The Pittsburgh Hilton and Towers, Gateway Center, Pittsburgh, PA 15222 on Thursday, December 3, 1998 at 10:00 a.m., EST, and at any adjournments or postponements thereof, on all matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED (I) AS DIRECTED ON THE REVERSE SIDE, OR IN THE ABSENCE OF SUCH DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3 AND (II) IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS VOTING SUCH PROXIES.

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                   PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

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Signature(s) must correspond exactly with the name(s) as shown on the reverse.
Where stock is registered jointly in the names of two or more persons, ALL must sign. If this proxy is submitted by a corporation or partnership, it must be executed in the full corporate or partnership name by a duly authorized person. When signing in a fiduciary or representative capacity (as attorney, trustee, corporate officer, etc.), give your full title as such.
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HAS YOUR ADDRESS CHANGED?                         DO YOU HAVE ANY COMMENTS?

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